Exhibit 99.1

HCP Closes $6.1 Billion Acquisition of HCR ManorCare’s Real Estate Assets

LONG BEACH, CA — April 8, 2011 — HCP (NYSE:HCP) announced that it closed the acquisition of 334 post-acute, skilled nursing and assisted living facilities of HCR ManorCare for a total consideration of $6.1 billion in cash.  In connection with the closing, HCP entered into a long-term triple-net master lease under which HCR ManorCare will continue to operate the facilities.

Additionally, HCP exercised its option to purchase an equity interest in the operations of HCR ManorCare for $95 million, which represents a 9.9% equity interest at closing.  HCR ManorCare, based in Toledo, Ohio, is widely recognized as a leading provider of short-term post-acute services and long-term care.  HCR ManorCare has successfully expanded its clinical capabilities in recent years to become a premier provider of post-acute services and to offer patients and payors a more cost-effective alternative to prolonged and costly hospitalizations.

About HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  HCP has been a publicly traded NYSE listed company since 1985 (NYSE: HCP).  HCP’s portfolio of properties is distributed among distinct sectors of the healthcare industry, including senior housing, life science, medical office, post-acute/skilled nursing and hospital.  For more information, visit HCP’s website at www.hcpi.com.

Contact

Thomas M. Herzog
Executive Vice President - Chief Financial Officer
562-733-5309